Exhibit C

Execution Version

VOTING & SUPPORT AGREEMENT

VOTING & SUPPORT AGREEMENT, dated as of October 31, 2017 (this  “Agreement”), among American Midstream Partners, LP, a Delaware limited partnership (“AMID”), and (i) Southcross Holdings LP, a Delaware limited partnership (“Holdings LP”), (ii) Southcross Holdings GP LLC, a Delaware limited liability company and the general partner of Holdings LP (“Holdings GP”), and (iii) Southcross Holdings Borrower LP, a Delaware limited partnership and an indirect wholly owned subsidiary of Holdings LP (“Holdings Borrower”) (each of Holdings LP, Holdings GP and Holdings Borrower, a “Southcross Holdings Party” and together, the “Southcross Holdings Parties”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Southcross Energy Partners, L.P., a Delaware limited partnership (“SXE”), Southcross Energy Partners GP, LLC, a Delaware limited liability company and the general partner of SXE, AMID, American Midstream GP, LLC, a Delaware limited liability company and the general partner of AMID (“AMID GP”), and Cherokee Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of AMID (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which, and subject to the terms and conditions set forth therein, SXE shall be merged with Merger Sub (the “Merger”), the separate limited liability company existence of Merger Sub will cease, and SXE will continue its existence as a limited partnership under Delaware law as the surviving entity in the Merger and an indirect but economically wholly owned Subsidiary of AMID;

WHEREAS, concurrently with the execution of this Agreement, Holdings LP, AMID and  AMID GP are entering into a Contribution Agreement (the “Contribution Agreement”) pursuant to which, subject to the terms and conditions contained therein, Holdings LP will contribute to AMID and AMID GP all of the issued and outstanding limited liability company interests of a newly formed wholly owned subsidiary that holds, directly or indirectly, all of the SXE Securities beneficially owned by Holdings LP and the equity interest of certain other subsidiaries of Holdings LP (the “Contribution”);

WHEREAS, as of the date hereof, Holdings Borrower is the record owner and Holdings LP is the “beneficial owner” (within the meaning of Rule 13d‑3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of SXE Securities (the “Interests”) as set forth on Schedule A hereto (with respect to each Southcross Holdings Party, the “Owned Interests”; the Owned Interests and any additional Interests of which such Southcross Holdings Party acquires record or beneficial ownership after the date hereof, including, without limitation, by purchase, as a result of a distribution, split of equity interests, recapitalization, combination, reclassification, exchange or change of such equity interests, or upon exercise or conversion of any securities, such Southcross Holdings Party’s “Covered Interests”; and the Covered Interests having the right to vote at any meeting of SXE unitholders, or to be counted for purposes of a quorum thereat, the “Voting Interests”);

WHEREAS, as a condition and inducement to AMID’s and Merger Sub’s willingness to enter into the Merger Agreement and AMID’s willingness to enter into the Contribution Agreement and to proceed with the transactions contemplated thereby, including the Merger and the Contribution, AMID and the Southcross Holdings Parties are entering into this Agreement; and

WHEREAS, the Southcross Holdings Parties acknowledge that AMID and Merger Sub are entering into the Merger Agreement, and AMID and AMID GP are entering into the Contribution Agreement, in reliance on the representations, warranties, covenants and other agreements of the Southcross Holdings Parties set forth in this Agreement and would not enter into the Merger Agreement and Contribution Agreement if any Southcross Holdings Party did not enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, AMID and the Southcross Holdings Parties hereby agree as follows:

AGREEMENT

1.             Agreement to Vote.  From the period commencing with the execution and delivery of this Agreement and continuing until the Termination Date (as defined herein), each Southcross Holdings Party irrevocably and unconditionally agrees that, so long as no Event of Default (as such term is defined in the Credit Agreement dated April 13, 2016 by and among Holdings Borrower, Southcross Holdings Borrower GP LLC, a Delaware limited liability company (“Holdings Borrower General Partner”), Southcross Holdings Guarantor LP, a Delaware limited partnership (“Holdings Guarantor”), the Subsidiary Guarantors, the Lenders thereto and UBS AG, Stamford Branch, as Issuing Bank and administrative agent) has occurred and is continuing, it shall, at any meeting of the unitholders of SXE (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of unitholders of SXE to the fullest extent that the Voting Interests are entitled to vote thereon or consent thereto (the parties hereto acknowledge that in accordance with the SXE Partnership Agreement SXE Common Units owned by the Southcross Holdings Parties will not be entitled to vote for approval and adoption of the Merger Agreement or the Merger) (a) when a meeting is held, appear at such meeting or otherwise cause the Voting Interests to be counted as present thereat for the purpose of establishing a quorum, and when a written consent is proposed, respond to each request by SXE for written consent, if any and (b) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Voting Interests (i) in favor of the Merger, the approval of the Merger Agreement and any other matters necessary for consummation of the Merger and the other transactions contemplated in the Merger Agreement and (ii) against (A) any SXE Alternative Proposal, (B) any proposal for any recapitalization, reorganization, liquidation, dissolution, amalgamation, merger, sale of assets or other business combination between SXE and any other Person (other than the Merger), (C) any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement or this Agreement or any transaction that results in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of SXE or any of its Subsidiaries under the Merger Agreement, (D) any change in the present capitalization or dividend policy of SXE or any amendment or other change to the SXE Charter Documents, except if approved by AMID, and (E) any other change in SXE’s corporate structure or business.

2.             Grant of Irrevocable Proxy; Appointment of Proxy.

(a)            EACH SOUTHCROSS HOLDINGS PARTY HEREBY GRANTS TO, AND APPOINTS, AMID, THE EXECUTIVE OFFICERS OF AMID AND AMID GP, AND ANY OTHER DESIGNEE OF AMID, EACH OF THEM INDIVIDUALLY, SUCH SOUTHCROSS HOLDINGS PARTY’S IRREVOCABLE (UNTIL THE TERMINATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE VOTING INTERESTS AS INDICATED IN SECTION 1, SUBJECT TO THE LIMITATIONS CONTAINED THEREIN.  EACH SOUTHCROSS HOLDINGS PARTY INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH SOUTHCROSS HOLDINGS PARTY WITH RESPECT TO THE VOTING INTERESTS (THE SOUTHCROSS HOLDINGS PARTY REPRESENTING TO THE COMPANY THAT ANY SUCH PROXY IS NOT IRREVOCABLE).

(b)           The proxy granted in this Section 2 shall automatically expire upon the termination of this Agreement.

3.             No Inconsistent Agreements.  Each Southcross Holdings Party hereby represents, covenants and agrees that, except as contemplated by this Agreement and that certain Security Agreement, dated April 13, 2016, by and among Holdings Borrower, Holdings Borrower General Partner, Holdings Guarantor, the Subsidiary Guarantors from to time to time party thereto, as pledgors, assignors and debtors, and UBS AG, Stamford Branch, as collateral agent (the “Security Agreement”), such Southcross Holdings Party (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any Covered Interests and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Interests, in either case, which is inconsistent with such Southcross Holdings Party’s obligations pursuant to this Agreement.

4.             Termination.  This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) written notice of termination of this Agreement by AMID to the Southcross Holdings Parties (such earliest date being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 7 and 11 to 25 shall survive the termination of this Agreement; provided further, that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

5.             Representations and Warranties of Southcross Holdings Parties.  The Southcross Holdings Parties, jointly and severally, hereby represent and warrant to AMID as follows:

(a)            The Southcross Holdings Parties are the record or beneficial owner of, and have good and valid title to, the Covered Interests as set forth on Schedule A, free and clear of Liens other than as created by this Agreement and the Security Agreement.  The Southcross Holdings Parties, either directly or indirectly, have sole voting power, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Interests, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement and the Security Agreement.  As of the date hereof, other than the Owned Interests, no Southcross Holdings Party owns beneficially or of record any (i) equity interests of SXE, (ii) securities of SXE convertible into or exchangeable for equity interests of SXE or (iii) options or other rights to acquire from SXE any equity interests or securities convertible into or exchangeable for equity interests of SXE.  Except for the limitations contained in the Security Agreement, the Covered Interests are not subject to any voting trust agreement or other contract to which any Southcross Holdings Party is a party restricting or otherwise relating to the voting or Transfer (as defined below) of the Covered Interests.  No Southcross Holdings Party has appointed or granted any proxy or power of attorney that is still in effect with respect to any Covered Interests, except as contemplated by this Agreement.

(b)           Each Southcross Holdings Party is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, subject to the terms of the Security Agreement.  The execution, delivery and performance of this Agreement by each Southcross Holdings Party, the performance by such Southcross Holdings Party of its obligations hereunder and the consummation by such Southcross Holdings Party of the transactions contemplated hereby have been duly and validly authorized by any Southcross Holdings Party and no other actions or proceedings on the part of such Southcross Holdings Party are necessary to authorize the execution and delivery by any Southcross Holdings Party of this Agreement, the performance by any Southcross Holdings Party of its obligations hereunder or the consummation by any Southcross Holdings Party of the transactions contemplated hereby, in each case, subject to the terms of the Security Agreement.  This Agreement has been duly and validly executed and delivered by each Southcross Holdings Party and, assuming due authorization, execution and delivery by AMID, constitutes a valid and binding obligation of such Southcross Holdings Party, enforceable against such Southcross Holdings Party in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)            Except for the applicable requirements of the Exchange Act or the HSR Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of any Southcross Holdings Party for the execution, delivery and performance of this Agreement by any Southcross Holdings Party or the consummation by any Southcross Holdings Party of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by any Southcross Holdings Party nor the consummation by any Southcross Holdings Party of the transactions contemplated hereby nor compliance by any Southcross Holdings Party with any of the provisions hereof shall (A) conflict with or violate, any provision of the organizational documents of any Southcross Holdings Party, (B) subject to the terms of the Security Agreement, result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of any Southcross Holdings Party pursuant to, any Contract to which any Southcross Holdings Party is a party or by which any Southcross Holdings Party or any property or asset of any Southcross Holdings Party is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Southcross Holdings Party or any Southcross Holdings Party’s properties or assets.

(d)           As of the date hereof, there is no action, suit, investigation, complaint or other proceeding pending against any Southcross Holdings Party or, to the knowledge of any Southcross Holdings Party, any other Person or, to the knowledge of any Southcross Holdings Party, threatened against any Southcross Holdings Party or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by AMID of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(e)            Each Southcross Holdings Party understands and acknowledges that AMID and Merger Sub are entering into the Merger Agreement, and AMID and AMID GP are entering into the Contribution Agreement, in reliance on the representations, warranties, covenants and other agreements of the Southcross Holdings Parties set forth in this Agreement and would not enter into the Merger Agreement and Contribution Agreement if any Southcross Holdings Party did not enter into this Agreement.

6.             Certain Covenants of Southcross Holdings Parties.  The Southcross Holdings Parties, jointly and severally, hereby covenant and agree as follows:

(a)           Prior to the Termination Date, each Southcross Holdings Party shall not, and shall not authorize or permit any of its Subsidiaries and Affiliates (except, in each case, the SXE Entities) and their respective Representatives, directly or indirectly, to:

(i)          solicit, initiate, endorse, encourage or facilitate the making by any Person (other than the other parties to the Merger Agreement) of any SXE Alternative Proposal; or

(ii)         enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any SXE Alternative Proposal;

(iii)        execute or enter into any contract constituting or relating to any SXE Alternative Proposal, or approve or recommend or propose to approve or recommend any SXE Alternative Proposal or any contract constituting or relating to any SXE Alternative Proposal (or authorize or resolve to agree to do any of the foregoing actions); or

(iv)        make, or in any manner participate in a “solicitation” (as such term is used in the rules of the Securities and Exchange Commission (the “SEC”)) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of the Interests intending to facilitate any SXE Alternative Proposal or cause unitholders of SXE not to vote to approve the Merger or any other transaction contemplated by the Merger Agreement.

(b)           Each Southcross Holdings Party will immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any of the matters described in Section 6(a) above.

(c)           Prior to the Termination Date, and except as contemplated hereby, each Southcross Holdings Party shall not, and shall cause any of its Subsidiaries and Affiliates (except, in each case, the SXE Entities) and their respective Representatives not to, (i) tender into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively “Transfer”), or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of any of the Covered Interests or beneficial ownership or voting power thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any Covered Interests into a voting trust or enter into a voting agreement with respect to any Covered Interests or (iv) knowingly take any action that would make any representation or warranty of any Southcross Holdings Party contained herein untrue or incorrect or have the effect of preventing or disabling any Southcross Holdings Party from performing its obligations under this Agreement.  Any Transfer in violation of this provision shall be void.  Each Southcross Holdings Party further agrees to authorize and request SXE to notify SXE’s transfer agent that there is a stop transfer order with respect to all of the Covered Interests and that this Agreement places limits on the voting of the Covered Interests.  If so requested by AMID, each Southcross Holdings Party agrees that any certificates representing Covered Interests shall bear a legend stating that they are subject to this Agreement and to the irrevocable proxy granted in Section 2(a).

(d)           In the event that a Southcross Holdings Party acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Interests or other voting interests with respect to SXE, such Interests or voting interests shall, without further action of the parties, be deemed Covered Interests and subject to the provisions of this Agreement, and the number of Interests held by such Southcross Holdings Party set forth on Schedule A hereto will be deemed amended accordingly and such Interests or voting interests shall automatically become subject to the terms of this Agreement.  Each Southcross Holdings Party shall promptly notify AMID and SXE of any such event.

7.             Waiver of Appraisal Rights.  Each Southcross Holdings Party hereby waives any rights of appraisal or rights to dissent from the Merger that such Southcross Holdings Party may have under applicable Law.

8.             Disclosure.  Each Southcross Holdings Party hereby authorizes AMID and SXE to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement such Southcross Holdings Party’s identity and ownership of the Covered Interests and the nature of such Southcross Holdings Party’s obligations under this Agreement and to disclose a copy of this Agreement.

9.             Further Assurances.  From time to time, at the request of AMID and without further consideration, each Southcross Holdings Party shall take such further action as may reasonably be deemed by AMID to be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

10.           Non-Survival of Representations and Warranties.  The representations and warranties of the Southcross Holdings Parties contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

11.           Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party and otherwise as expressly set forth herein.

12.           Waiver.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party or by a duly authorized officer on behalf of such party.

13.           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e‑mail, upon written confirmation of receipt by facsimile, e‑mail or otherwise, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)           If to a Southcross Holdings Party:

Southcross Holdings LP
750 Town and Country Boulevard
Suite 950
Houston, Texas  77024
Attention:  Kelly Jameson
E-mail:  Kelly.Jameson@southcrossenergy.com

with a copy (which shall not constitute notice) to:

Locke Lord LLP
600 Travis Street, Suite 2800
Houston, Texas  77002
Attention:  H. William Swanstrom
Facsimile:  (713) 546-5401
E-mail: bswanstrom@lockelord.com

and

Locke Lord LLP
600 Congress Avenue, Suite 2200
Austin, Texas 78701
Attention: Michelle A. Earley
Facsimile: (512) 391-4818
Email: mearley@lockelord.com

(ii)          If to AMID:

American Midstream Partners, LP
2103 CityWest Blvd.
Houston, Texas 77042
Attention:  General Counsel
Facsimile:  (713) 278-8870
E-mail:  legal@americanmidstream.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
1221 McKinney Street
Houston, Texas 77010
Attention:  Tull R. Florey
Hillary H. Holmes
Facsimile:  (346) 718-6901
E-mail:  tflorey@gibsondunn.com
hholmes@gibsondunn.com

14.           Entire Agreement.  This Agreement, the Merger Agreement and the Contribution Agreement (including the Exhibits and Schedules thereto) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings, between the parties with respect to the subject matter hereof.

15.           No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

16.           Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

17.           Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

18.           Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

19.           Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

20.           Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

21.           Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

22.           Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

23.           Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

24.           Confidentiality.  The Southcross Holdings Parties agree (a) to hold any non-public information regarding this Agreement, the Merger and the Contribution in strict confidence and (b) except as required by law or legal process not to divulge any such non-public information to any third Person.

25.           No Presumption Against Drafting Party.  Each of the parties to this Agreement acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, AMID and the Southcross Holdings Parties have caused to be executed or executed this Agreement as of the date first written above.

AMERICAN MIDSTREAM PARTNERS, LP

By: American Midstream GP, LLC, its general partner

/s/ Lynn E. Bourdon
Name: Lynn E. Bourdon III
Title: President and Chief Executive Officer

[Signatures continued on the next page.]

Signature Page to Voting Agreement

SOUTHCROSS HOLDINGS PARTIES:

SOUTHCROSS HOLDINGS BORROWER LP
By: Southcross Holdings Borrower GP LLC, its general partner

/s/ Bret M. Allen
Name:	Bret M. Allan
Title:	Senior Vice President and Chief Financial Officer

SOUTHCROSS HOLDINGS LP
By: Southcross Holdings GP LLC, its general partner

/s/ Bret M. Allen
Name:	Bret M. Allan
Title:	Senior Vice President and Chief Financial Officer

SOUTHCROSS HOLDINGS GP LLC

/s/ Bret M. Allen
Name:	Bret M. Allan
Title:	Senior Vice President and Chief Financial Officer

Signature Page to Voting Agreement

SCHEDULE A

Southcross Holdings Party	Owned Interests
Southcross Holdings Borrower LP	26,492,074 (SXE Common Units) 18,019,811 SXE Class B Convertible Units 12,213,713 SXE Subordinated Units
Southcross Holdings LP	26,492,074 (SXE Common Units) 18,019,811 SXE Class B Convertible Units 12,213,713 SXE Subordinated Units
Southcross Holdings GP LLC	26,492,074 (SXE Common Units) 18,019,811 SXE Class B Convertible Units 12,213,713 SXE Subordinated Units

Schedule A